Exhibit 99.8

By electronic mail only
RHTLaw Asia LLP
Australia | Bangladesh | Cambodia | China | Hong Kong India | Indonesia | Malaysia | Philippines | Singapore South Korea | Taiwan | Thailand | Vietnam

Neo Aeronautics, Inc.	1 Paya Lebar Link #06-08
31 Kaki Bukit Road	PLQ 2 Paya Lebar Quarter
#03-01B, Techlink	Singapore 408533
Singapore 417818
Tel +65 6381 6868
Fax +65 6816 0857
www.rhtlawasia.com

Writer’s Contact: Yang Eu Jin
DID:+65 6381 6871
Fax: +65 6381 6871
Email: eujin.yang@rhtlawasia.com

Date	Our reference	Your reference
19 December 2025	24024277/YEJ/EJX	-

Dear Sirs,

NEO AERONAUTICS, INC. (THE “COMPANY”) - LEGAL OPINION ON SINGAPORE LAWS IN CONNECTION WITH THE PROPOSED INITIAL PUBLIC OFFERING (“IPO”)

1.	INTRODUCTION

1.1	We are advocates and solicitors of the Supreme Court of Singapore and are qualified Singapore law practitioners. We have been requested to issue this legal opinion (“Opinion”) in our capacity as Singapore legal advisers to the Company and its subsidiary, Neo Aeronautics Pte. Ltd. (“Singapore Subsidiary”), incorporated under the laws of Singapore.

1.2	The Opinion is given to the Company solely for its benefit in relation to the IPO of the Company’s Class A Common Stock as set forth in its registration statement on Form S-1, including all amendments or supplements thereto (“Registration Statement”), filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (as amended).

2.	QUALIFICATIONS

2.1	Our Opinion is subject to the following qualifications:

(a)	We have relied on the accuracy, truth and completeness of factual statements or representations provided to us by any director, officer or representatives of the Company and the Singapore Subsidiary, whether or not in writing, in respect of matters concerning the Company and the Singapore Subsidiary; and

(b)	This opinion is limited strictly to the matters expressly stated herein and does not apply by implication to any other matters, whether explicitly stated or implied.

RHTLaw Asia LLP (UEN No. T11LL0786A) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A).

We do not accept service of court documents by fax. All documents, notice and correspondence should be sent to 1 Paya Lebar Link, #06-08 PLQ 2 Paya Lebar Quarter, Singapore 408533.

3.	SCOPE OF OPINION

3.1	This Opinion related only to the laws of general application in Singapore as of the date of this Opinion and is given on the basis that the Opinion will be governed by and construed in accordance with the laws and regulations of Singapore which are in force as at the date of this Opinion.

3.2	We have not investigated or expressed any opinion on the laws of jurisdiction other than Singapore or matters unrelated to the legal issues arising under Singapore law.

3.3	Without prejudice to the foregoing:

(a)	We express no opinion on the following:

(i)	Any taxation laws of any jurisdiction;

(ii)	The effect of any systems of law (other than Singapore law) even in cases where, under Singapore law, any foreign law should be applied, and we therefore assume that any applicable law (other than Singapore law) would not affect of qualify the opinions as set out below; and

(iii)	Matters of fact or commercial matters.

(b)	This Opinion speaks as of the date hereof. We undertake no obligation to update or amend this Opinion or to notify any party of changes in law, facts, or other circumstances that may affect its content after this date.

4.	OPINION

4.1	Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

(a)	Statements outlined in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Corporate Structure and History”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Principal Stockholders”, “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of our Class A Common Stock”, and “Enforceability of Civil Liabilities”, in each case insofar as such statements describe or summarise Singapore laws or proceedings referred to therein, are true and accurate in all material respects and fairly represent and summarise Singapore laws or proceedings without material omissions that could render them misleading; and

(b)	Disclosures in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Corporate Structure and History”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Principal Stockholders”, “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of our Class A Common Stock”, and “Enforceability of Civil Liabilities” accurately reflect our professional legal opinion to the extent they pertain to Singapore laws.

RHTLaw Asia LLP (UEN No. T11LL0786A) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act 2005 of Singapore.

We do not accept service of court documents by fax. All documents, notice and correspondence should be sent to 1 Paya Lebar Link, #06-08 PLQ 2 Paya Lebar Quarter, Singapore 408533.

5.	PURPOSE AND LIMITATIONS

5.1	This Opinion is prepared exclusively for the Company’s benefit in connection with the IPO and must not be relied upon by any other party or used for any purpose beyond these outlined herein, particularly:

(a)	This Opinion must not be relied upon or used by any individual or entity other than the Company for any purpose beyond those outlined herein; and

(b)	This Opinion may not be disclosed, quoted, or referenced in any public document or shared with any third party, including regulatory agencies, stock exchanges, or governmental authorities, without our prior written consent, except as required by applicable laws or regulations.

(c)	This Opinion is stated as of its date and we do not undertake any obligation to take account of any change in law or circumstances after the date of this Opinion.

(d)	This Opinion is strictly limited to the matters stated herein and is not to be read as applying by implication to any other matter.

6.	LIABILITY

6.1	For avoidance of doubt, this Opinion is not to be relied upon by any party other than the Company. We disclaim any responsibility or liability to any third party who may receive or rely upon this Opinion, whether directly or indirectly, without our express prior written consent.

6.2	Subject to applicable laws, the Company may rely on the Opinion provided that our aggregate liability concerning matters addressed herein is limited to the total net fees received by us in connection with the Proposed Listing.

6.3	This Opinion is given on the basis that RHTLaw Asia LLP alone, no individual lawyer and none of RHTLaw Asia LLP’s employees or consultants, hereby incurs potential liability to you in relation to the matters set out in this Opinion.

7.	CONSENT

7.1	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

Yours faithfully,

RHTLaw Asia LLP

cc	Loeb & Loeb LLP	By Email
Attn: Ted Paraskevas / Jana Jim

RHTLaw Asia LLP (UEN No. T11LL0786A) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act 2005 of Singapore.

We do not accept service of court documents by fax. All documents, notice and correspondence should be sent to 1 Paya Lebar Link, #06-08 PLQ 2 Paya Lebar Quarter, Singapore 408533.

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